UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 15, 2015 (Date of earliest event reported)
Solar Capital Ltd. (Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-00754 (Commission File Number)	26-1381340 (IRS Employer Identification Number)

500 Park Avenue, New York, NY (Address of principal executive offices)		10022 (Zip Code)
(212) 993-1670 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 15, 2015, Solar Capital Ltd. (the "Company") issued a press release announcing that it has entered into an amended and restated limited liability company agreement, dated October 15, 2015, for its Senior Secured Unitranche Loan Program LLC ("SSLP") to add Voya Investment Management LLC, part of Voya Financial, Inc. (NYSE: VOYA), as a partner in SSLP in place of the investor that was previously the Company's partner in SSLP, though this investor may still co-invest up to $300 million of equity in unitranche loans alongside SSLP. This joint venture is expected to invest primarily in senior secured unitranche loans to middle market companies predominantly owned by private equity sponsors or entrepreneurs, consistent with the Company's core origination and underwriting mandate. In addition to the Company's prior equity commitment of $300 million to SSLP, Voya has made an initial equity commitment of $25 million to SSLP, with the ability to upsize. Once the portfolio is sufficiently ramped, SSLP is expected to be levered up to approximately 1.5x-2.0x debt-to-equity, based on advanced discussions with third party debt providers. The text of the press release, which is attached hereto as Exhibit 99.1, is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
            99.1       Press Release of Solar Capital Ltd. dated October 15, 2015

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2015	SOLAR CAPITAL LTD. By: /s/ Richard L. Peteka Richard L. Peteka Chief Financial Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Solar Capital Ltd. dated October 15, 2015